NOVAMERICAN STEEL REPORTS FIRST QUARTER 2008 RESULTS

New York, NY, April 7, 2008 – Novamerican Steel Inc. (NASDAQ: TONS, TONSW) (“Novamerican” or the “Company”) today announced financial results for the first fiscal quarter ended February 23, 2008.

On November 15, 2007, the Company (the former Symmetry Holdings Inc. (“Symmetry”)) completed the acquisition of Novamerican Steel Inc. and its subsidiaries, a Canadian corporation (“Acquired Company”). Subsequent to the acquisition, Symmetry changed its name to Novamerican Steel Inc. and changed its fiscal year from December 31 to the last Saturday of November.

The consolidated financial statements for the three months ended March 31, 2007, include only the financial results of Symmetry. The consolidated balance sheet as of November 24, 2007 and the consolidated financial statements for the three months ended February 23, 2008 include the financial position and results of Novamerican and its wholly-owned subsidiaries, including Acquired Company. For the purposes of this release, we have also discussed results of operations on a pro forma basis for both consistency and relevance. We have provided both actual and pro forma results of operations in the attachments to this release.

2008 First Fiscal Quarter Highlights

•

Net sales increased $8.4 million, or 4.5 percent, to $195.6 million, as compared to $187.2 million in the first fiscal quarter of 2007. Excluding the impact of exchange rates, net sales would have decreased by $8.0 million or 4.3 percent.

•	Total tons increased 6.2 percent to 372,200 tons as compared to 350,600 tons in the first fiscal quarter of 2007.

•	Direct sales tons decreased slightly to 202,600, or 54.4 percent of total tons, versus 203,400 tons, or 58.0 percent of total tons, in the first fiscal quarter of 2007.

•

Gross margin decreased 20.5 percent to $27.7 million, or 14.2 percent of net sales, as compared to $34.9 million, or 18.6 percent of net sales, in the first fiscal quarter of 2007. Cost of sales in the first fiscal quarter of 2008 included the remaining $6.7 million of purchase price that was allocated to certain inventories. The impact of exchange rates was an increase of $2.2 million. Excluding the impact of exchange rates and the purchase price allocation to inventory, gross margin would have decreased by $2.7 million to $32.2 million or 18 percent of net sales.

•

Operating expenses increased $2.9 million, or 10.2 percent, to $31.6 million, as compared to $28.7 million in the first fiscal quarter of 2007. Operating expenses included $2.7 million from higher depreciation and amortization associated with the purchase price allocation for fixed assets and other intangible assets. The impact of exchange rates on operating expenses was an increase of $2.6 million. Excluding the impact of exchange rates and higher depreciation and amortization, operating expenses would have decreased $2.4 million to $26.3 million.

•	Adjusted EBITDA decreased by $2.6 million, or 23.2 percent, to $8.6 million, as compared to $11.2 million in the first fiscal quarter of 2007.

•	Long-term debt at February 23, 2008 was $373.1 million and cash and cash equivalents were $18.6 million (or a net debt of approximately $354.5 million).

Corrado De Gasperis, Chief Executive Officer of Novamerican, commented, “Our first fiscal quarter of 2008 started off with a very slow first two months, particularly from weaker Canadian manufacturing and automotive markets. February represented the strongest month in the quarter, with higher shipping rates for processing and structural tube and higher average selling prices.”

Liquidity and Capital Resources

Long-term debt at February 23, 2008 was approximately $373.1 million with $18.6 million of cash and cash equivalents (or a net debt of approximately $354.5 million). On November 24, 2007, our long term debt was approximately $390.6 million with $19.6 million of cash and cash equivalents (or a net debt of approximately $371.0 million).

As of February 23, 2008, the aggregate borrowing base was $151.8 million (including the $15.0 million availability block), of which $1.0 million was utilized for letter of credit obligations and approximately $58.1 million was outstanding under the ABL Credit Facility. At February 23, 2008, approximately $92.7 million was available for future borrowings.

Mr. De Gasperis commented, “Our business strategies place the highest priority on accelerating the amount and speed of cash generated every day. We expect cash flow from operations to be positively impacted by our plans for implementing our operating methodology, the Decalogue™, at Novamerican, effectively operating it as one system versus 22 separate facilities. During the first fiscal quarter, we completed the training of over 60 of our operating managers in the Decalogue™ methodology, planned and redesigned our organization and realigned responsibilities across the one system design, and scheduled the specific projects associated with this transformation, including how we replenish our processing, distribution and manufacturing network and the closure of our Cambridge, Ontario processing facility. We incurred approximately $0.7 million in the 2008 first fiscal quarter for operating expenses for training and development associated with this effort.”

Outlook

U.S. steel service center hot-rolled inventories continued declining through February 2008 to historical lows, just under a seasonally adjusted average of approximately three months on hand, typically a leading indicator of future increases in shipping volumes. We believe that underlying consumption in the U.S. and Canada has weakened from the sluggish pace of the past year with a particularly weak automotive outlook. In the U.S., the automotive, residential construction and related sectors are in a recessionary-like environment and have been over the last 12 months, somewhat offset by strengthening export activity. Canadian manufacturing, including automotive, has also experienced shrinkage. Globally, stronger demand and pricing in markets outside of North America, as well as the weaker U.S. currency, has kept most imports for our market subdued since mid-2007. The combination of low imports and low inventory levels tightened North American supply and, when combined with higher raw material costs for our suppliers, has resulted in higher prices from steel mills in early 2008.

In early March 2008, North American steel suppliers announced a fifth consecutive month of increases, pushing prices for hot-rolled coil as high as $730 per ton, with world spot export market prices as high as $750 - $800 per ton. While cost increases may have prompted these increases, we believe tight supply is enabling their success and low inventory levels may result in sustaining these increases, at least until the middle of 2008. The outlook for the U.S. dollar, freight rates and other world steel sheet markets indicate that import pressures are unlikely to increase rapidly, providing for a potentially longer period of higher prices. We experienced a pick-up in demand in late January 2008 as steel purchasers attempted to secure their needs for 2008. Our pricing remained soft through January until the increases from the mills became substantively realized in the marketplace and we began experiencing price increases.

We expect our volumes in the second fiscal quarter of 2008 to be higher than in the first fiscal quarter of 2008, mainly due to a relatively stronger order book from our customers, including increased demand from our distribution customers. Our automotive business is stronger in the second fiscal quarter than in the first fiscal quarter as scheduled inventory reductions for our automotive customers were completed, offset somewhat by the ongoing strike at American Axle and its impact on General Motors. Overall, our 2008 second fiscal quarter will result in higher revenue and operating profit than our 2008 first fiscal quarter but weaker cash flows from operations, mainly resulting from uses of cash for working capital and approximately $19.5 million in interest payments.

We have finalized, scheduled and commenced our project plans for implementing our operating methodology at Novamerican, effectively operating it as one system versus 22 separate facilities, and during 2008 we will (a) enable the system to operate at much faster cycle times, enabling practical capacity of approximately 2.5 million tons per annum and maximizing the throughput from the sale of such capacity, (b) experience a permanent reduction of inventory of approximately $50.0 million primarily from this faster replenishment and operating cycle, and (c) implement organizational changes, especially in our replenishment, processing and distribution processes. This includes the closure of our Cambridge, Ontario processing facility as we effectively consolidate the activities of that facility with our Stoney Creek processing center located in Hamilton, Ontario. These organizational changes and the closing of the Cambridge facility will result in approximately $10.0 million, net, in annual operating expense reductions, with that resulting run rate realized by the end of 2008. We incurred approximately $0.7 million in the 2008 first fiscal quarter for operating expenses associated with training and development required for these changes and estimate approximately $4.5 million in cash exit costs associated with the organizational changes to be incurred over the last three quarters of fiscal 2008. The plan also includes increasing resources in certain areas such as replenishment, production scheduling, statistical process control and human resources. The cost of these resources is included in our estimated net operating expense reductions.

We expect cash interest payments to be approximately $40.0 million in fiscal 2008 with approximately $19.5 million paid in the 2008 second fiscal quarter. We spent $1.8 million in capital expenditures in the first fiscal quarter of 2008, substantially all for the Morrisville, Pennsylvania structural tubing facility expansion. We expect capital expenditures of approximately $7.5 million in fiscal 2008, with $3.0 million for maintenance capital and $4.5 million for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility.

Depreciation, amortization and the purchase price allocation to inventory for fiscal 2008 are expected to be approximately $26.7 million, including $2.5 million, $8.0 million and $6.7 million associated with the amortization of the purchase price allocation for plant and equipment, intangibles (other than goodwill) and inventory, respectively.

Mr. De Gasperis commented, “Although the first two months of this year started slow, our cash flow has been positive. We remain cautious about the overall economy but look forward to the positive cash flow in the third and fourth quarters resulting from our improved cycle times and resulting lower inventory levels. This will have the most meaningful impact for Novamerican, not just in terms of strong liquidity but also in terms of enabling a much faster and more reliable delivery system that will result in higher asset turnover and utilization.”

2008 First Fiscal Quarter compared to Pro Forma 2007 First Fiscal Quarter

In the first fiscal quarter of 2008, net sales increased by $8.4 million, or 4.5 percent, to $195.6 million, compared with $187.2 million in the pro forma first fiscal quarter of 2007. The impact of exchange rates on sales was an increase of $16.4 million. Excluding the impact of exchange rates, net sales would have decreased by $8.0 million, or 4.3 percent, compared with the pro forma first fiscal quarter of 2007. The decrease in sales for the first fiscal quarter of 2008 was due to a higher percentage of revenue from toll processed tons versus direct sales, a decline in sales volume of automotive tubing and lower pricing on toll processed tons, primarily resulting from decreased demand in the automotive and general manufacturing sectors.

	2008 First Fiscal Quarter	2007 First Fiscal Quarter	2007 Fourth Fiscal Quarter

Direct sales tons	202,600	203,400	221,600
Toll processed tons	169,600	147,200	147,500

Total tons sold and toll processed	372,200	350,600	369,100

Total tons directly sold and toll processed increased by 6.2 percent to 372,200 tons in the first fiscal quarter of 2008 from 350,600 tons for the pro forma first fiscal quarter of 2007. Total tons in the first fiscal quarter of 2008 included 202,600 tons from direct sales and 169,600 tons from toll processing. Direct sale tons decreased by 0.4 percent to 202,600 tons in the first fiscal quarter of 2008 from 203,400 tons for the pro forma first fiscal quarter of 2007. The decrease in direct sale tons was due to a decrease in volumes for our manufacturing customers, primarily in Canada, somewhat offset by an increase in direct sales resulting from a shift to direct sales from toll processing for certain automotive customers. Toll processed tons increased by 15.2 percent to 169,600 tons in the first fiscal quarter of 2008 from 147,200 tons for the pro forma first fiscal quarter of 2007. The increase in tons toll processed in the first fiscal quarter of 2008 was primarily driven by increased customer demand in Canada, albeit at lower average selling prices.

Gross margin decreased from $34.9 million to $27.7 million, or from 18.6 percent to 14.2 percent as a percentage of net sales, in the first fiscal quarter of 2008 as compared to the pro forma first fiscal quarter of 2007, primarily from a reduction in gross margin dollars of $6.7 million from the additional costs associated with the purchase price allocation to inventory. In addition, we realized lower average selling prices for our products during the quarter as we experienced the apparent end of the North American service center inventory de-stocking cycle. The impact of exchange rates on gross margin was an increase of $2.2 million. Excluding the impact of exchange rates and the purchase price allocation to inventory, gross margin would have decreased by $2.7 million to $32.2 million, or 18.0 percent as a percentage of net sales.

Operating expenses increased by $2.9 million, or 10.2 percent, and increased to 16.1 percent from 15.3 percent as a percentage of net sales for the first fiscal quarter of 2008 as compared to the pro forma first fiscal quarter of 2007. The increase was primarily attributed to plant operating expenses of $12.7 million, or 6.5 percent of net sales, as compared to $11.1 million, or 6.0 percent of net sales, and general and administrative expenses of $7.4 million, or 3.8 percent of net sales, as compared to $6.0 million, or 3.2 percent of net sales. Plant operating expenses included approximately $0.8 million in higher depreciation expense associated with the purchase price allocation to property, plant and equipment. General and administrative expenses also included $0.7 million for training and development during the quarter for more than 60 employees associated with the Decalogue™ implementation. The impact of exchange rates on operating expenses was an increase of $2.6 million. Excluding the impact of exchange rates, the additional depreciation and training and development expenses, operating expenses would have decreased by $1.2 million. Pro forma adjustments resulted in the exclusion from administrative costs actually incurred in the pro forma first fiscal quarter of 2007, of the following: $1.5 million in compensation for the former officers of Acquired Company and $0.5 million in operating costs associated with the assets disposed as part of the acquisition, including the aircraft. The pro forma adjustments also include $0.5 million of ongoing costs for Novamerican’s principal executive officers.

In the first fiscal quarter of 2008, interest income was $0.2 million as compared to nil in the pro forma first fiscal quarter of 2007. Interest expense was $10.8 million, a decrease of $0.1 million as compared to the pro forma first fiscal quarter of 2007. Interest expense on the Senior Secured Notes and ABL Credit Facility was $9.1 million and $1.2 million, respectively, for the first fiscal quarter of 2008 and $9.1 million and $1.3 million, respectively, for the pro forma first fiscal quarter of 2007. The remaining $0.5 million of interest expense primarily represents the amortization of deferred financing charges.

Income taxes were a benefit of $6.5 million for the first fiscal quarter of 2008, reflecting an estimated annual effective tax rate of approximately 36 percent. Income taxes in the first fiscal quarter of 2008 included a $1.3 million deferred tax benefit due to a statutory rate reduction in Canada which is not reflected in the estimated annual rate.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our pro forma statement of operations for the three months ended March 31, 2007, our audited results and financial statement information for the period ended November 24, 2007, our unaudited results and financial statement information for the three months ended February 23, 2008 and our outlook for 2008; expected future or targeted operational and financial performance in the future; growth rates for, future prices and sales of, and demand for our products and our customers’ products; changes in production capacity in our operations and our customers’ operations; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; employment and contributions of key personnel; employee relations and collective bargaining agreements covering our operations; tax rates; capital expenditures and their impact on us; industry market conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Three Months Ended March 31, 2007

	Novamerican 3/31/07	Acquired Company 2/24/07	Pro Forma Adjustments	Pro Forma Combined	Notes
	$	$	$	$
Net sales	-	187,190	-	187,190
Cost of sales	-	152,303	-	152,303
Gross margin	-	34,887	-	34,887
Operating expenses
Plant	-	10,516	622	11,138	(1)
Delivery	-	5,846	-	5,846
Selling	-	3,553	-	3,553
Formation and operating costs	112	-	-	112
Amortization of intangibles	-	-	1,996	1,996	(1)
Administrative and general	-	7,476	(1,456)	6,020	(2)
	112	27,391	1,162	28,665

Operating income	(112)	7,496	(1,162)	6,222

Interest income, net	(420)	-	420	-	(3)
Interest expense, net	-	(63)	10,951	10,888	(4)
Share in income of joint venture	-	(2)	-	(2)
	(420)	(65)	11,371	10,886

Income before income taxes	308	7,561	(12,533)	(4,664)
Income taxes	123	2,383	(4,045)	(1,539)	(5)

Net income (loss)	185	5,178	(8,488)	(3,125)

Net income (loss)	185	5,178	(8,488)	(3,125)
Interest expense (income)	(420)	(63)	11,371	10,888
Depreciation and amortization	-	2,619	2,287	4,906
Income tax	123	2,383	(4,045)	(1,539)
EBITDA	(112)	10,117	1,125	11,130

Note 1

Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2007. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Plant depreciation	$622
Amortization—intangible assets	1,996
Total	$2,618

Note 2

Adjustment to eliminate non-recurring compensation expense related to certain senior management that left Acquired Company immediately after the closing of the Acquisition, to reflect Novamerican’s projected administrative and general expenses incurred as if the Acquisition had occurred as of January 1, 2007, to eliminate operating expenses relating to assets that were sold or sold and leased back upon the consummation of the Acquisition as part of Acquired Company’s asset sales and the sale-leaseback, to add the lease payment for the property subject to the sale-leaseback and to eliminate transaction costs incurred by Novamerican in connection with the Acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Three Months Ended March 31, 2007

Administrative and general expenses—compensation	$(1,457)
Administrative and general expenses—Novamerican projected costs	500
Administrative and general expenses—operating expenses for assets sold, net	(457)
Administrative and general expenses—Novamerican incurred transaction costs (not capitalized)	(42)
Total	$(1,456)

Note 3

To eliminate interest income earned on cash accounts and the Symmetry Trust Account through November 15, 2007, which would have been applied to the Acquisition as of January 1, 2007.

Interest income—Trust and Cash Accounts	$420
Total	$420

Note 4

To reflect interest expense on the Senior Secured Notes and amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2007 and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2007, to reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2007 and to reverse Acquired Company’s interest expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2007. The interest rate on the ABL Credit Facility used to calculate the pro forma interest expense was the daily average LIBOR rate plus 175 basis points. In addition, the $175.0 million ABL Credit Facility has a facility fee calculated as 30 basis points of the undrawn portion. The interest rate used to calculate pro forma interest expense on the Senior Secured Notes was 11.50%. Deferred financing costs were 1.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Senior Secured Notes ($315.0 million).

Interest expense—ABL Credit Facility	$1,210
ABL Credit Facility fee	81
Interest expense—Senior Secured Notes	9,056
Financing fees	541
Interest income, net—historical Acquired Company	63
Total	$10,951

Note 5

To eliminate the provision for income taxes on interest income described in Note 3 and to adjust the provision for income taxes for the effect of pro forma income for the three months ended February 24, 2007.

Income tax expense	$(4,045)
Total	$(4,045)

Novamerican Steel Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 23, 2008	November 24, 2007
	(unaudited)
	$	$
ASSETS
Current assets
Cash and cash equivalents	18,550	19,638
Trade accounts receivable, net of allowance $856 at February 23, 2008 and $896 at November 24, 2007	112,369	111,546
Income taxes receivable	2,863	2,822
Inventories (Note 7)	155,073	149,894
Prepaid expenses and other assets	7,116	1,666
Deferred income taxes	5,803	7,130
	301,774	292,696
Investment in a joint venture	2,085	1,999
Property, plant and equipment, net of accumulated depreciation $3,420 at February 23, 2008 and $406 at November 24, 2007	147,187	150,436
Goodwill	150,337	149,360
Intangibles	65,441	68,431
Deferred financing charges	14,458	14,998
Other assets	57	257
Deferred income taxes	-	43
	681,339	678,220
LIABILITIES
Current liabilities
Trade accounts payable	70,872	64,350
Trade accounts payable to a joint venture (Note 12)	1,866	1,639
Accrued liabilities	62,443	35,079
Deferred income taxes	-	2,921
	135,181	103,989
Long-term debt (Note 8)	373,149	390,588
Deferred income taxes	56,927	58,588
Other long term liabilities (Note 5)	3,332	3,410
	568,589	556,575

STOCKHOLDERS’ EQUITY
Preferred stock: $0.001 par value; authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock: $0.001 par value; authorized 100,000,000 shares; issued and outstanding 21,452,304 at February 23, 2008 and November 24, 2007	21	21
Additional paid-in capital	128,316	128,316
Accumulated deficit	(11,836)	(3,947)
Accumulated other comprehensive loss	(3,751)	(2,745)
	112,750	121,645
	681,339	678,220

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Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands of U.S. dollars)

	Three months ended February 23, 2008	Three months ended March 31, 2007
	(unaudited)
	$	$
Net sales	195,629	-
Cost of sales	167,900	-
Gross margin	27,729	-
Operating expenses
Plant	12,745	-
Delivery	6,182	-
Selling	3,327	-
Administrative and general	7,396	-
Amortization of intangibles	1,928	-
Formation and operating costs	-	112
	31,578	112
Operating loss	(3,849)	(112)

Interest expense	10,772	4
Interest income	(181)	(424)
Share in income of a joint venture	(86)	-
	10,505	(420)
Income (loss) before income taxes	(14,354)	308
Income taxes (Note 5)	(6,465)	123
Net income (loss)	(7,889)	185

Net income (loss) per share (Note 6)
Basic	(0.37)	0.02
Diluted	(0.37)	0.02

Comprehensive income (loss)
Net income (loss)	(7,889)	185
Changes in cumulative translation adjustment	(1,006)	-
	(8,895)	185

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Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars, except per share data)

	Three months ended February 23, 2008	Three months ended March 31, 2007
	(unaudited)
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(7,889)	185
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	3,194	-
Amortization	2,467	-
Deferred income taxes	(4,256)	-
Gain on disposal of property, plant and equipment	(81)	-
Share in income of a joint venture	(86)	-
Changes in working capital items
Trade accounts receivable	(2,948)	-
Income taxes receivable	(110)	-
Inventories	(7,286)	-
Prepaid expenses and other assets	(5,474)	(148)
Accounts payable and accrued liabilities	36,194	389
Other assets	-	(101)
Net cash provided by operating activities	13,725	325

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to trust	-	(143,700)
Increase in investments in trust	-	(412)
Proceeds from disposal of property, plant and equipment	129	-
Additions to property, plant and equipment	(1,754)	(19)
Net cash used in investing activities	(1,625)	(144,131)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering - common stock and warrants	-	150,000
Gross proceeds from private placements - warrants	-	3,750
Payment of offering costs	-	(6,187)
Repayments of revolving credit facility	(13,293)	-
Repayment of note payable to a related party	-	(500)
Refund of deposit	200	-
Net cash (used in) provided by financing activities	(13,093)	147,063
Effect of exchange rate changes on cash and cash equivalents	(95)	-

Net (decrease) increase in cash and cash equivalents	(1,088)	3,257
Cash and cash equivalents, beginning of period	19,638	262
Cash and cash equivalents, end of period	18,550	3,519

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	717	17
Income taxes paid	1,120	-

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Net Debt Reconciliation

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

(Dollars in Millions)

Net Debt Reconciliation
	February 23, 2008	November 24, 2007

ABL credit facility	$58.1	$75.6
Senior secured notes	315.0	315.0
Total debt	$373.1	$390.6

Less:
Cash and cash equivalents	18.6	19.6

Net debt	$354.5	$371.0

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that Novamerican calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. Novamerican believes that net debt is generally accepted as providing useful information regarding a company's indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. Novamerican's method for calculating net debt may not be comparable to methods used by other companies.

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

(Dollars in Millions)

(Unaudited)

Adjusted EBITDA Reconciliation

		Pro forma
	Q1 2008	Q1 2007
Net income (loss)	$(7.9)	$(3.1)

Add back:

Interest expense, net	10.6	10.9
Depreciation and amortization	5.7	4.9
Purchase price allocation to inventory	6.7	-
Income tax	(6.5)	(1.5)

ADJUSTED EBITDA	$8.6	$11.2

NOTE ON ADJUSTED EBITDA RECONCILIATION: ADJUSTED EBITDA is a non-GAAP financial measure that Novamerican currently calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. Novamerican believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. Novamerican's method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior secured notes.

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